Exhibit 99.1

REDWOOD TRUST REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE:RWT; "Redwood" or the "Company"), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the quarter ended September 30, 2023.
Key Q3 2023 Financial Results and Metrics
•GAAP book value per common share was $8.77 at September 30, 2023, a 5.3% decrease from $9.26 per share at June 30, 2023
◦Economic return on book value of (3.6)%(1)
•GAAP net loss related to common stockholders of $(33) million or $(0.29) per diluted common share
•Non-GAAP Earnings Available for Distribution ("EAD") of $11 million or $0.09 per basic common share(2)
•Recourse leverage ratio of 2.3x at September 30, 2023, compared to 2.2x at June 30, 2023(3)
•Declared and paid a regular quarterly dividend of $0.16 per common share
Operational Business Highlights
Residential Mortgage Banking
•Locked $1.6 billion of jumbo loans(4), up from $567 million in the second quarter 2023, and purchased $815 million of jumbo loans, up from $184 million in the second quarter 2023
◦50% of purchase volume in the third quarter 2023 was from depository institutions, up from 10% in the second quarter 2023
◦Achieved gross margins of 80bps during the quarter, within our historical 75bps to 100bps range
•Significantly grew jumbo loan seller network, including over 50 new or re-established relationships with depository institutions
•Distributed $391 million of jumbo loans through securitization ($338 million) and whole loan sales ($54 million)
•Increased capital allocated to Residential Mortgage Banking segment to $150 million at September 30, 2023, up from $80 million at June 30, 2023
Business Purpose Mortgage Banking
•Funded $411 million of business purpose lending ("BPL") loans in the third quarter 2023 (74% bridge and 26% term), up from $406 million in the second quarter 2023
•Distributed $340 million of BPL loans through securitization ($278 million) and whole loan sales ($62 million)
•Began selling BPL bridge loans into joint venture ("JV") with Oaktree Capital Management, L.P. ("Oaktree") and established new dedicated financing line for the JV

Investment Portfolio
•Deployed approximately $70 million of capital into internally sourced investments, while generating incremental capital from sales of non-strategic third-party assets
•RPL and jumbo securities saw continued declines in 90 day+ delinquencies to 8.6% and 0.9%, respectively; 90 days+ delinquencies for our combined CAFL securities and bridge loan portfolio declined to 4.0% from, aided in part by successful loss mitigation resolutions completed during the quarter(5)
•Secured recourse leverage ratio of 1.0x at September 30, 2023(6)
Financing Highlights
•Unrestricted cash and cash equivalents of $204 million at September 30, 2023
•Successfully renewed two maturing loan warehouse financing facilities with key counterparties
•Maintained $2.2 billion of excess financing capacity across warehouse facilities at September 30, 2023
Other Corporate Highlights
•Commenced origination efforts and officially launched in-house home equity investment ("HEI") origination platform, Aspire
•Completed two RWT Horizons investments, including one follow-on investment in an existing RWT Horizons portfolio company
•Published second annual environmental, social and governance ("ESG") report in accordance with Sustainability Accounting Standards Board ("SASB"), demonstrating Redwood's continued progress on ESG disclosure
Q4 2023 Highlights to Date(7)
•Closed SEMT 2023-4 securitization, backed by $369 million of jumbo loans
•Priced securitization backed by Home Equity Investments (“HEI”), with approximately $139 million of securities expected to be issued through a co-sponsored deal(8)
•Sold $44 million of BPL term loans
•Repurchased approximately $5 million of convertible debt due in July 2024(9)

"The mortgage market is in a state of significant transition on the heels of an evolving bank regulatory backdrop," said Christopher Abate, Chief Executive Officer of Redwood. "In the third quarter, we saw continued progress in our Residential Mortgage Banking business, where we've driven volume higher through onboarding new sellers and deepening our overall wallet share. Importantly, despite choppy markets, we were successful during the quarter efficiently securitizing and selling our production across both of our operating businesses. As we look ahead, we expect to formalize other partnerships complementary to our traditional distribution channels, driven by significant interest in our asset creation and sourcing abilities."

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1.Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
2.Earnings available for distribution is a non-GAAP measure. See Non-GAAP Disclosures section that follows for additional information on this measure.
3.Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $9.3 billion of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excludes $55 million of goodwill and intangible assets.
4.Lock volume does not account for potential fallout from pipeline that typically occurs through the lending process.
5.Calculated as BPL loans in our consolidated CAFL securitizations, bridge loans held for investment, and bridge and term loans held-for-sale with a delinquent payment greater than 90 days divided by the total notional balance of consolidated CAFL securitizations, bridge loans held for investment, and bridge and term loans held for sale.
6.Secured recourse leverage ratio for our Investment Portfolio is defined as secured recourse debt financing our investment portfolio assets divided by capital allocated to our investment portfolio.
7.Represents Q4'23 activity through October 27, 2023.
8.This securitization priced on October 23, 2023 and is expected to close on October 31, 2023.
9.Represents repurchase activity that settled after September 30, 2023.

Third Quarter 2023 Redwood Review and Supplemental Tables Available Online
A further discussion of Redwood's business and financial results is included in the third quarter 2023 Shareholder Letter and Redwood Review which are available under "Financial Info" within the Investor Relations section of the Company’s website at redwoodtrust.com/investor-relations. Additional supplemental financial tables can also be found within this section of the Company's website.
Conference Call and Webcast
Redwood will host an earnings call today, October 30, 2023, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its third quarter 2023 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. A replay of the call will be available through midnight on Monday, November 13, 2023, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13741257.
The conference call will be webcast live in listen-only mode through the News & Events section of Redwood’s Investor Relations website at https://www.redwoodtrust.com/investor-relations/news-events/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Thursday November 9, 2023, and also make it available on Redwood’s website.
About Redwood
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our aggregation, origination and investment activities have evolved to incorporate a diverse mix of residential and business purpose housing credit assets. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. We operate our business in three segments: Residential Mortgage Banking, Business Purpose Mortgage Banking and Investment Portfolio. Additionally, through RWT Horizons, our venture investing initiative, we invest in early-stage companies strategically aligned with our business across the lending, real estate, and financial technology sectors to drive innovations across our residential and business-purpose lending platforms. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and established a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Cautionary Statement; Forward-Looking Statements:

This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the amount of residential mortgage loans that we identified for purchase during the third quarter of 2023, expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase, and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, opportunities, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2022 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

($ in millions, except per share data)	Three Months Ended
	9/30/2023	6/30/2023
Financial Performance
Net income (loss) per diluted common share	$(0.29)	$—
Net income (loss) per basic common share	$(0.29)	$—
EAD per basic common share (non-GAAP)	$0.09	$0.14

Return on Common Equity ("ROE") (annualized)	(12.3)%	0.4%
EAD Return on Common Equity ("EAD ROE") (annualized, non-GAAP)	4.3%	6.2%

Book Value per Common Share	$8.77	$9.26
Dividend per Common Share	$0.16	$0.16
Economic Return on Book Value (1)	(3.6)%	0.2%

Recourse Leverage Ratio (2)	2.3x	2.2x
Operating Metrics
Business Purpose Loans
Term fundings	$106	$129
Bridge fundings	305	278
Term securitized	278	—
Term sold	27	180
Bridge sold	34	19
Residential Jumbo Loans
Locks	$1,637	$567
Purchases	815	184
Securitized	338	—
Sold	54	9

(1)    Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.
(2)    Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. At September 30, 2023, and June 30, 2023, recourse debt excluded $9.3 billion and $9.1 billion, respectively, of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excluded $55 million and $58 million, respectively, of goodwill and intangible assets.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	9/30/23	6/30/23	3/31/23	12/31/22	9/30/22

Interest income	$177	$179	$179	$173	$178
Interest expense	(157)	(153)	(152)	(146)	(143)
Net interest income	20	26	26	27	35
Non-interest income (loss)
Residential mortgage banking activities, net	9	7	3	(14)	2
Business purpose mortgage banking activities, net	10	9	13	(3)	14
Investment fair value changes, net	(31)	(5)	—	(24)	(58)
Other income, net	2	4	5	4	4
Realized gains, net	—	1	—	3	—
Total non-interest income (loss), net	(10)	17	21	(33)	(37)
General and administrative expenses	(30)	(31)	(36)	(39)	(38)
Portfolio management costs	(4)	(3)	(4)	(3)	(2)
Loan acquisition costs	(2)	(1)	(1)	(1)	(2)
Other expenses	(5)	(5)	(4)	(4)	(4)
(Provision for) benefit from income taxes	(2)	—	1	9	(1)
Net income (loss)	$(31)	$3	$5	$(44)	$(50)
Dividends on preferred stock	(2)	(2)	(1)	—	—
Net income (loss) available (related) to common stockholders	$(33)	$1	$3	$(44)	$(50)

Weighted average basic common shares (thousands)	115,466	114,051	113,679	113,363	116,088
Weighted average diluted common shares (thousands) (2)	115,466	114,445	114,135	113,363	116,088
Earnings (loss) per basic common share	$(0.29)	$—	$0.02	$(0.40)	$(0.44)
Earnings (loss) per diluted common share	$(0.29)	$—	$0.02	$(0.40)	$(0.44)
Regular dividends declared per common share	$0.16	$0.16	$0.23	$0.23	$0.23

(1)Certain totals may not foot due to rounding.
(2)Actual shares outstanding (in thousands) at September 30, 2023, June 30, 2023, March 31, 2023, December 31, 2022, and September 30, 2022, were 118,504, 114,178, 113,864, 113,485, and 113,343, respectively.

Analysis of Income Statement - Changes from Second Quarter 2023 to Third Quarter 2023
•Net interest income decreased from the second quarter primarily due to lower interest income from our bridge loans, resulting from a higher balance of non-accrual bridge loans that became 90 days+ delinquent in the third quarter. This decrease was partially offset by higher net interest income from our Residential Mortgage Banking operations resulting from higher volume and average balances in the third quarter.
•Income from Residential Mortgage Banking activities increased from the second quarter, as loan purchase commitments nearly tripled to $1.3 billion during the quarter and margins of 80 basis points were within our historical range of 75 to 100 basis points.
•Income from Business Purpose Mortgage Banking activities increased from the second quarter, as spreads on term loans tightened during the third quarter. Overall volume remained steady with a rise in bridge fundings offset by a decline in term production. With rates increasing materially in the third quarter of 2023, borrowers preferred the short-term financing inherent in our bridge offerings.
•Net negative fair value changes on our Investment Portfolio in the third quarter primarily reflected the impact of rising rates to valuations on our re-performing loan (“RPL”) securities, and reductions of value on our bridge loan portfolio associated with delinquent and modified loans. The negative fair value changes were partially offset by fair value increases for HEI assets, as well as servicing assets which benefited from an increase in rates.
•Other income declined from the second quarter primarily due to market valuation changes for mortgage servicing rights, which increased in the second quarter as a result of rising interest rates and stabilized in the third quarter.
•General and administrative (G&A) expenses declined from the second quarter, as we continued our firm-wide initiatives to contain costs while supporting the recent growth in our Residential Mortgage Banking volumes. Additionally, expenses associated with performance-based long-term incentive compensation declined in the third quarter of 2023.
•Portfolio management costs increased from the second quarter, primarily due to higher workout costs on our bridge loan portfolio.
•Loan acquisition costs increased in the third quarter as Residential Mortgage Banking production volume increased significantly from the second quarter.
•Other expenses were primarily comprised of acquisition-related intangible amortization expenses.
•Our provision for income taxes in the third quarter reflected net income earned at our taxable REIT subsidiary, driven primarily by mortgage banking income and servicing investments.

REDWOOD TRUST, INC.
Consolidated Income Statements (1)	Nine Months ended September 30,
($ in millions, except share and per share data)	2023	2022

Interest income	$535	$535
Interest expense	(462)	(406)
Net interest income	73	129
Non-interest income (loss)
Residential mortgage banking activities, net	19	(8)
Business purpose mortgage banking activities, net	33	11
Investment fair value changes, net	(36)	(152)
Other income	11	17
Realized gains, net	1	3
Total non-interest income (loss), net	29	(129)
General and administrative expenses	(96)	(102)
Portfolio management costs	(10)	(5)
Loan acquisition costs	(5)	(10)
Other expenses	(13)	(12)
Benefit from income taxes	(1)	10
Net income (loss)	$(23)	$(119)
Dividends on preferred stock	(5)	—
Net income (loss) available (related) to common stockholders	$(28)	$(119)

Weighted average basic common shares (thousands)	114,382	118,530
Weighted average diluted common shares (thousands)	114,382	118,530
Earnings (loss) per basic common share	$(0.27)	$(1.04)
Earnings (loss) per diluted common share	$(0.27)	$(1.04)
Regular dividends declared per common share	$0.55	$0.69

(1)Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	9/30/23	6/30/23	3/31/23	12/31/22	9/30/22

Residential loans	$5,847	$5,456	$5,493	$5,613	$5,753
Business purpose loans	5,249	5,227	5,365	5,333	5,257
Consolidated Agency multifamily loans	421	420	427	425	427
Real estate securities	129	167	243	240	259
Home equity investments (HEI)	431	427	417	403	340
Other investments	340	356	382	391	413
Cash and cash equivalents	204	357	404	259	297
Other assets	399	387	391	367	399
Total assets	$13,021	$12,797	$13,121	$13,031	$13,146

Short-term debt, net	$1,477	$1,457	$1,616	$2,030	$2,110
Other liabilities	217	230	187	197	208
Asset-backed securities issued, net	8,392	8,183	8,447	7,987	8,139
Long-term debt, net	1,830	1,802	1,733	1,733	1,534
Total liabilities	11,915	11,673	11,984	11,947	11,992

Stockholders' equity	1,106	1,124	1,138	1,084	1,154

Total liabilities and equity	$13,021	$12,797	$13,121	$13,031	$13,146

Common shares outstanding at period end (thousands)	118,504	114,178	113,864	113,485	113,343
GAAP book value per common share	$8.77	$9.26	$9.40	$9.55	$10.18

(1)Certain totals may not foot due to rounding.

Non-GAAP Disclosures

Reconciliation of GAAP Net Income (Loss) Available (Related) to Common Stockholders to non-GAAP Earnings Available for Distribution(1)(2)	Three Months Ended
($ in millions, except share and per share data)	9/30/23	6/30/23

GAAP Net income (loss) available (related) to common stockholders	$(33)	$1

Adjustments:
Investment fair value changes, net(3)	31	5
Change in economic basis of investments(4)	9	8
Realized (gains)/losses, net(5)	—	(1)
Acquisition related expenses(6)	3	3
Organizational restructuring charges(7)	—	1
Tax effect of adjustments(8)	—	—

Earnings Available for Distribution (non-GAAP)	$11	$16

Earnings (loss) per basic common share	$(0.29)	$—
EAD per basic common share (non-GAAP)	$0.09	$0.14

GAAP Return on Common Equity (annualized)	(12.3)%	0.4%
EAD Return on Common Equity (non-GAAP, annualized)(9)	4.3%	6.2%

1.Certain totals may not foot due to rounding.
2.EAD and EAD ROE are non-GAAP measures derived from GAAP Net income (loss) available (related) to common stockholders and GAAP ROE, respectively. EAD is defined as: GAAP net income (loss) available (related) to common stockholders adjusted to (i) exclude investment fair value changes, net; (ii) adjust for change in economic basis of investments; (iii) exclude realized gains and losses; (iv) exclude acquisition related expenses; (v) exclude organizational restructuring charges; and (vi) adjust for the hypothetical income taxes associated with these adjustments. EAD ROE is defined as EAD divided by average common equity. We believe EAD and EAD ROE provide supplemental information to assist management and investors in analyzing the Company’s results of operations and help facilitate comparisons to industry peers. Specifically, the adjustment for the change in economic basis of investments helps to distinguish between the component of market value changes of our investments associated with the passage of time based on our estimated economic yield (i.e., “the change in the economic basis”), from the component related to changes in benchmark interest rates, credit spreads and other factors, which can be volatile and may not be indicative of future economic performance of our investments. Management also believes that EAD and EAD ROE are metrics that can supplement its analysis of the Company’s ability to pay dividends, by providing an indication of the current income generating capacity of the Company's business operations as of the quarter being presented – and when used for this type of analysis, management focuses on EAD for its most recently completed quarter and does not generally analyze quarterly EAD results against the prior-year quarter or EAD results accumulated across quarters. More generally, EAD and EAD ROE should not be utilized in isolation, nor should they be considered as an alternative to GAAP net income (loss) available (related) to common stockholders, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.
3.Investment fair value changes, net includes all amounts within that same line item on our consolidated statements of income, which primarily represents both realized and unrealized gains and losses on our investments and associated hedges.
4.Change in economic basis of investments is an adjustment representing the difference between GAAP interest income for those investments and their current estimated economic income for the quarter presented. We derive estimated economic income each quarter by first calculating the internal rate of return (“IRR”) for an investment, using the investment’s carrying value at the beginning of the quarter (which for nearly all of our investments is fair value) and our projected future cash flows for the investment (the same cash flows we use to value the assets at the beginning of the quarter, which include any expected losses). We apply this IRR (or estimated economic yield) to the average carrying value of the asset for the reported quarter to derive what we refer to as “estimated economic income.” This adjustment is prospective in nature and is recalculated each quarter without regard to an investment's historical basis. As such, this measure should not be utilized to assess results cumulatively over multiple quarters. It is meant to provide an estimate of the yield we expect an investment to generate as of the beginning of each quarter, if held on a long-term basis.
5.Realized (gains)/losses, net includes all amounts within that line item on our consolidated statements of income.
6.Acquisition related expenses include ongoing amortization of intangible assets related to the Riverbend, CoreVest and 5Arches acquisitions and any changes in the contingent consideration liability related to the potential earnout consideration for the acquisition of Riverbend.
7.In response to business and market developments in 2022, Redwood reduced its workforce – with effective dates for employee departures spanning the third quarter of 2022 through the second quarter of 2023. Organizational restructuring charges represent employee severance and related transition expenses associated with this reduction in force.
8.Tax effect of adjustments represents the hypothetical income taxes associated with all adjustments used to calculate EAD.
9.EAD ROE is calculated by dividing EAD by average common equity for each respective period.

CONTACTS
Investor Relations
Kaitlyn Mauritz
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com